HAEMACURE CORPORATION



October 12, 1994

Dr. Christian Hours
4857 Fulton
Montreal, Quebec
H3W 1V2

To follow up on our earlier meeting, this letter constitutes an offer of employment and sets forth the conditions of employment for Dr. Christian HOURS (the "Employee") in the capacity of Vice President for Quality and Canadian Regulatory Matters with Haemacure Corporation (the "Company" or "HBI").

TERMS AND CONDITIONS OF EMPLOYMENT

1.   Position:

     a)   Vice President for Quality and Canadian Regulatory Matters

     b)   This position reports to the President.

2.   Date of commencement of employment:

     a)   November 1, 1994.

3.   Compensation matters:

     a) Salary of $3,269.23 biweekly (on the basis of twenty six (26) annual payments, subject to revision based on annual performance reviews.

     b) A guaranteed bonus of $6,300 after having completed one year with the Company.

     c)   Car allowance of $400 per month.

     d) After two years with the Company, the Employee will have the option to purchase a minimum of 0.25% of common shares based on the number of common shares issued and at the stock investment price in effect at August 14, 1994, less a ten percent (10%) discount.

          In the event that the Employee resigns from the Company before having completed the minimum period of two years, this option will be null and void.

     e) Such fringe benefits of the Company that are or will be in effect and as may be modified from time to time by the Company.

4.   Annual Vacation:

     a) 1.7 days per month, non-cumulative. Vacation time should be authorized in advance by the President.

5.   Expenses:

     a) The Employee will be reimbursed for all expenses authorized in advance and incurred on behalf and in the name of the Company in the form of a monthly expense account, in accordance with the costs and expenses policy of the Company.

6.   Medical examination:

     a) The Employee shall deliver to the Company prior prior to the commencement of his employment a medical report certifying the Employee's good state of health for purposes of performing his duties. The costs incurred in obtaining this medical report will be reimbursed by the Company.

     b)   The  Company   reserves  the  right  to  require  an  annual   medical
          examination of the Employee relating to his duties, at the expense of the Company.

     c) The Company reserves the right at any time to require the Employee to submit to a blood or urine test to screen for illegal drugs. The Employee's refusal to submit to such testing may, in the discretion of the Company, result result in the Employee's termination.

7.   Confidentiality:

     a) The Employee agrees to execute a Confidentiality and Non-competition Agreement with the Company.

          This Agreement will contain the following provisions:

          (i) To not disclose any of the confidential trade secrets and methods of research at development, of production, operation marketing and sales while an employee and for a period of two
                (2) years following the end of his employment resulting from resignation or termination.

          (ii) To not work as an employee, consultant or otherwise, for any business organization situated in North America (excluding non-profit organizations and governmental agencies), which might be in direct competition with the Company without the prior approval of the Company, for a period of two years following the end of his employment.

          (iii) To not work as an employee, consultant or otherwise, with any business organization which trades directly or indirectly with the Company, without the prior approval of the Company.

8.   Work product:

     a) All research, development, scientific publications, marketing and sales studies with which the Employee is directly or indirectly associated, are the property of the Company.

9.   Approval:

     a) Following the acceptance of these terms and conditions by the Employee, the employment contract shall become effective with:

          (i)   the verification of submitted references

Following the acceptance of this offer of employment, the items above-mentioned shall constitute the terms and conditions of employment. In hoping that the above is consistent with our discussions, please accept our best regards.


HAEMACURE CORPORATION

/s/  Marc Paquin

Marc Paquin
President


I acknowledge the above offer of employment and hereby accept such terms and conditions.


Date:  October 12, 1994                     Signature:  Christian Hours